Exhibit 99.1
CST Brands, Inc. Declares Cash Dividend on Common Stock
SAN ANTONIO, March 3, 2015 - CST Brands, Inc. (NYSE: CST) announced today that its Board of Directors has declared a quarterly cash dividend on the Company’s common stock in the amount of $0.0625 per share. The dividend is payable on April 15, 2015 to holders of record at the close of business on March 31, 2015.
About CST Brands, Inc.
CST Brands, Inc. (NYSE: CST), a Fortune 500 Company, is one of the largest independent retailers of motor fuels and convenience merchandise in North America. Based in San Antonio, Texas, CST employs over 13,000 Team Members at approximately 1,900 locations throughout the Southwestern United States, New York and Eastern Canada offering a broad array of convenience merchandise, beverages, snacks and fresh food. In the U.S., CST Corner Stores proudly sell fuel and signature products such as Fresh Choices baked and packaged goods, U Force energy and sport drinks, Cibolo Mountain coffee, FC Soda and Flavors2Go fountain drinks. In Canada, CST is the exclusive provider of Ultramar fuel and its Dépanneur du Coin and Corner Stores sell signature Transit Café coffee and pastries. CST also owns the general partner of CrossAmerica Partners LP, a master limited partnership, and wholesale distributor of fuels, based in Allentown, Pennsylvania. For more information about CST, please visit www.cstbrands.com.
Safe Harbor Statement
Statements contained in this release that state the Company's or management's expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The words “believe,” “expect,” “should,” “intends,” “estimates,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CST Brands’ most recent Form 10-K as available on the CST Brands’ website at www.cstbrands.com. The dividend policy and each dividend will be subject to the Board’s continuing determination that they are in the best interests of CST’s stockholders and are in compliance with applicable law. The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.
Contacts
Investors: Randy Palmer, Director - Investor Relations, 210-692-2160
Media: Lisa Koenig - Director - Communications, 210-692-2659 or
The DeBerry Group, Melissa Ludwig or Trish DeBerry, 210-223-2772